EXHIBIT 10.3

SCHEDULE D TO THE APPLICATION SERVICE PROVIDER AGREEMENT

SOFTWARE DEVELOPMENT AGREEMENT

THIS AGREEMENT made as of Tuesday, November 25, 2003

BETWEEN:

Bloorcom Incorporated, a corporation incorporated under the laws of  Canada having its offices at G 12202 – 86th Avenue, Surrey, British Columbia;

(“Bloorcom”)

AND:

La Senza Inc., a corporation incorporated under the laws of Canada, having its offices at 1608 St. Regis Blvd., Dorval, Québec;

(the “Customer”)

ARTICLE 1-RECITALS

1.1 Business Description.  Bloorcom carries on an E-commerce Application Service Provider business.

1.2 Existing Relationship. Bloorcom has used an open source code software (the “Original Software”) for its development of, and is the developer and owner of, or has rights to, certain web-based software (the “Standard Bloorcom Software”) and content to be provided to customers over the internet, all of which is used to make available the Service to the Customer pursuant to that certain Application Service Provider Agreement dated the date hereof between Bloorcom and the Customer (the “Application Service Provider Agreement”);

1.2 Engagement. Customer  and Bloorcom intend to enter into this Agreement for Bloorcom to provide Software Enhancement services to the Customer, on the terms and subject to the conditions set out in this agreement;

Now Therefore, the Customer and Bloorcom agree as follows:

ARTICLE 2-GENERAL

2.1 Relationship. Bloorcom is retained by the Customer as an independent contractor.  Bloorcom and Customer acknowledge and agree that this Agreement does not create a partnership or joint venture between them.

2.2 Description of Services. Bloorcom will provide computer programming services to ‘Enhance’ the Standard Bloorcom Software, in two (2) phases as set out in Schedule A to this Agreement (the “Services”) to customize the Standard Bloorcom Software (the Standard Bloorcom Software, as enhanced pursuant to this Agreement, being hereinafter referred to as the “Customized Software”).  Bloorcom will provide five full time programming staff (except as otherwise mutually agreed upon) to perform the Services.

2.3 License. Each reference to the “Software” in the Application Service Provider Agreement shall include the Customized Software, it being agreed by Bloorcom that the Customer shall have a license to the Customized Software pursuant to the Application Service Provider Agreement.

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ARTICLE 3-FEES AND PAYMENT TERMS

3.1 Fees. Customer will pay $60,000.00 CDN to Bloorcom for the Services, to be paid in four (4) installments of $15,000.00 CDN commencing on the 1st day of December 2003, and on the first day of January, February -and March, 2004 (the “Fees”). Customer shall, in addition to the Fees required hereunder, pay for reasonable expenses incurred by Bloorcom in performance of the Services which are pre-approved in writing by Customer.  Such expenses may include, but are not limited to, travel (such as air fare, lodging, transportation, and meal allowance), shipping and postage, telephone long distance, third party provider fees (such as merchant bank fees, email fees). Customer shall pay all applicable sales, use, transfer or other taxes and all duties, whether international, national, state or local, however designated, which are levied or imposed by reason of the transaction(s) contemplated hereby, excluding, however, income taxes on net profits which may be levied against Bloorcom. Customer shall reimburse Bloorcom for the amount of any such taxes or duties paid or accrued directly by Bloorcom as a result of this transaction, or the use of the Service by Customer or Users. If Customer fails to pay any Fees within fifteen (15) business days of the date they are due, Customer shall be liable to pay late fees for billed amounts at a rate of 7.5% per annum and the Service may, at Bloorcom’s discretion, be suspended until all outstanding Fees have been paid.  Subject to the other terms and conditions hereof and the terms and conditions of the Application Service Provider Agreement, all Fees shall be non-refundable.

3.3 Option to Purchase Software User Rights.  The Customer will have the option to purchase an open-ended and unrestricted right to use, modify, maintain, create derivatives from and license or otherwise make available solely to its affiliates, subsidiaries and their respective worldwide licensees of its “La Senza” or “La Senza Girl” retail concepts and systems, or any other retail concept or system now or hereafter developed by the Customer or its affiliates or subsidiaries (collectively, the “Purchased Software Rights”): (a) the Standard Bloorcom Software and the source code relating thereto, and (b) the Customized Software and the source code relating thereto (collectively, the “Purchased Software”);  for the sum of $275,000.00 CDN, plus the then-current fair market value of the computer equipment associated with the Application Service Provider Agreement, plus a royalty fee equal to 1% of gross online sales generated through the use of the Purchased Software.  The royalty fee will be payable from the purchase date until the earlier of the expiration of 10 years or the date the Customer, its affiliates, subsidiaries and aforesaid licensees cease to use the Purchased Software Rights.  The lump sum payment shall be due concurrently with the purchase of the Purchased Software Rights and the royalty fee shall be payable in quarterly instalments each year with the fee to be paid 30 days following the end of each quarter.  This option to purchase may be exercised at any time.  The option to purchase does not include ownership of the original and open source code materials relating to the Original Software or to any new or rendered graphics, animations or code or intellectual property, which shall at all time remain the property of Bloorcom.

3.3.1  Option To Purchase Source Code.  The Customer will have the option to purchase the source code materials relating to the Standard Bloorcom Software and the Customized Software at the then fair market value thereof, after deduction of the amounts, if any, paid by the Customer pursuant to its exercise of the option in section 3.3 above, upon the occurrence of any of the following events:

(a)  if Bloorcom becomes bankrupt or insolvent (as such terms are defined in the Bankruptcy and Insolvency Act (Canada)), makes an assignment for the benefit of its creditors or attempts to avail itself of any applicable statute relating to insolvent debtors;

(b)  if Bloorcom winds-up, dissolves, liquidates or takes steps to do so or otherwise ceases to function as a going concern or is prevented from reasonably performing its duties hereunder; or

  (c)  if a receiver or other custodian (interim or permanent) of any of the assets of Bloorcom is appointed by private instrument or by court order or if an execution or other similar process of any court becomes enforceable against Bloorcom or its assets or if  a seizure or distress is made against  Bloorcom’s assets or any part thereof.

3.3.2 Non Competition Upon Software User Rights Purchase.  The Customer agrees that in the

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event of its purchase of the Purchased Software sRights pursuant to section 3.3, Customer will not thereafter, engage in the application service provider business except to its affiliates, subsidiaries and their respective worldwide licensees of its “La Senza” or “La Senza Girl” retail concepts and systems, or any other retail concept or system now or hereafter developed by the Customer or its affiliates or subsidiaries.

The provisions of Sections 3.3, 3.3.1 and 3.3.2 will survive the termination or expiration of this Agreement.

ARTICLE 4-REPRESENTATIONS AND WARRANTIES

4.1 Ability to Use Work.  Bloorcom covenants and guarantees that all material produced for the Customer will be original work, or from the public domain, and that Bloorcom will not breach any copyright or trademark laws in the creation of such material, and Bloorcom will indemnify and save the Customer harmless from any breach of this covenant, unless Bloorcom performs specific activities as directed by the Customer. This provision will survive the termination or expiration of this Agreement.

ARTICLE 5-PROPRIETARY RIGHTS

5.1 Proprietary Rights. No right, title or interest in any intellectual property or other proprietary rights are granted or transferred to Customer hereunder, except for the license to use the Customized Software pursuant to Section 2.3 hereof and the Application Service Provider Agreement. Bloorcom will be solely entitled to ownership of the original and open source materials produced pursuant to this Agreement and all derivative uses thereof and to any new or rendered graphics, animations or code, subject to the Customer’s rights under Sections 3.3 and 3.3.1 hereof and the license to the Customized Software pursuant to Section 2.3 hereof and the Application Service Provider Agreement.

ARTICLE 6-TERM AND TERMINATION

6.1 Term. The term of this Agreement (the "Term") shall commence on October 3, 2003 and shall continue for an initial term expiring on March 31, 2004.  This Agreement may be extended by mutual agreement of the parties.

6.2 Termination.  This Contract will be terminated on completion of the Services.  The Customer and Bloorcom may enter into extensions or additional services, in which case the terms of this Agreement will continue to apply to such extension or additional work.  Any such additional services shall be set out in writing specifying the work to be undertaken and the fees payable by the Customer to Bloorcom.

ARTICLE 7-MISCELLANEOUS

7.9 Entire Agreement. This Agreement (including Schedule A), Bloorcom Application Service Provider Agreement and Schedules A, B and C thereto, Bloorcom Acceptable Uses Policy (AUP), and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.  The terms and conditions of the Application Service Provider Agreement as well Schedules A, B and C thereto form an integral part of this Agreement.

IN WITNESS WHEREOF, the parties have executed the Software Development Agreement by their duly authorized signatories.

/s/ Rahim Jivraj	/s/ Joel Teitelbaum
CEO	La Senza Inc.
Bloorcom, Inc.	Date: November 26, 2003
Date: November 25, 2003

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SCHEDULE A – DESCRIPTION OF SERVICES / ACTIVITIES

Bloorcom will enhance the Bloorcom software to meet the requirements of La Senza.  La Senza has directed Bloorcom to emulate the functionality of their current provider.  Bloorcom will undertake the following activities:

PHASE ONE ENHANCEMENTS TO BE COMPLETED BY NOVEMBER 14, 2003:

1)

“Order Processing System”

a)

La Senza will provide Bloorcom with three (3) Order template files that can be downloaded from their current provider to procure fulfillment of orders.  Bloorcom will emulate that download functionality; the functionality must include the ability to:

i)

Download the orders per range

ii)

View the orders per range

iii)

Lookup the orders by a specific email address or La Senza’s customers’ name, billing, and/or shipping addresses.

iv)

Ability for La Senza’s administrator to edit/modify the orders in real time.

2)

“Shopping Cart/Bag Adjustments”

a)

La Senza would like to re-design the checkout process as it currently exists in the Bloorcom software; the adjustments include:

i)

Emulating the ‘Free Shipping’ options as they currently exist on Lasenza.com

ii)

Email confirmation will be sent to the customer after placing an order

iii)

Ability to update the items on the shopping cart in real-time

iv)

Re design of the ‘Advanced Search’ functionality of Bloorcom (La Senza to provide appearance layouts)

v)

Ability to add a matching item on a “Product Page”

vi)

Ability to add an item to the shopping cart without leaving the “Product Page”.

3)

“Order Data Management”

a)

La Senza would like to emulate the functionality of their current provider; those enhancements include:

i)

Uploading items in ‘Batches’ using existing templates

ii)

Downloading a file that includes all the items available on the site

iii)

Ability to upload a file to update Product ‘Options’ available in real-time

iv)

Improve current Product ‘Options’ logic and implement management of that logic for La Senza

4)

“Promotional Features”

a)

La Senza would like to emulate features of their current provider: those enhancements include:

i)

Coupons Management with Coupon Tracking functionality

ii)

Trackable links with functionality emulating the current provider

iii)

Integration of La Senza Prestige Card discounts for Card holders

iv)

Integration of La Senza Employee database and ability to ‘Class’ employees and provide them with associated discounts when they order online

v)

‘Email this product to a friend’ enhancement where a picture of the product is added to the outgoing email.

vi)

Integration with La Senza’s Maestro email marketing platform provided by InpixMedia

5)

“Site Appearance”

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a)

La Senza will provide Bloorcom with ‘Re-designed’ layouts of all ‘front-end’ pages in English and French.

b)

Bloorcom will develop the site so that it can be presented to consumers in its entirety in the English or French language.  The English version of the site will be presented, at the consumer’s option, in Canadian or U.S. pricing

6)

“Bloorcom Manager”

a)

Bloorcom will strive to enhance the User Interface of the Bloorcom Manager – a set of tools and pages to manage the Bloorcom Powered Site “BPS”

b)

Bloorcom will emulate management functions of La Senza’s current provider for requirements hereto.

7)

“Analytics”

a)

Bloorcom will provide suggestions on which third party analytics tools should be utilized; either Crystal Reports and/or Web trends integration to be recommended.

PHASE TWO ENHANCEMENTS TO BE COMPLETED AFTER NOVEMBER 14-, 2003:

La Senza and Bloorcom will agree on activities in due course that will be executed after November 14th, 2003.

These activities may include:

1)

Real time integration with La Senza’s ERP (Enterprise Resource Planning) systems including NSB Merchant Works and PeopleSoft financial systems.

2)

Any other reasonable and technically achievable modifications requested by La Senza and agreed to by Bloorcom.  The parties will work together to agree upon a list of enhancements by November 30, 2003

Bloorcom will exert its best efforts to meet and exceed client expectations.  Bloorcom will assign a Project Manager “PM” to procure the Enhancements; the PM will act as a main contact for La Senza and will create Project Work Documents as necessary throughout the Phases.

Time is of the essence, Bloorcom will indicate a date for all materials to be submitted to Bloorcom in order to meet specific deadlines.

IN WITNESS WHEREOF, the parties have executed the Software Development Agreement by their duly authorized signatories.

/s/ Rahim Jivraj

CEO

Bloorcom, Inc.

Date: November 25, 2003

/s/ Joel Teitelbaum

La Senza Inc.

Date: November 26, 2003

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